EXHIBIT 21

                            WELLCO ENTERPRISES, INC.
                         SUBSIDIARIES OF THE REGISTRANT



                                                            Percentage of Voting
                              Jurisdiction of                Securities Owned by
Name of Company               Incorporation                     Immediate Parent
Wellco Enterprises, Inc.      North Carolina                          Registrant
Wholly-Owned Subsidiaries:
Ro-Search, Incorporated       North Carolina                               100%
Ro-Search International Inc.  Barbados, West Indies                     100% (1)
Mo-Ka Shoe Corporation        Delaware                                     100%


(1) Owned by Ro-Search, Incorporated.

All  of  the  Registrant's   wholly-owned   subsidiaries  are  included  in  the
consolidated financial statements.





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